Exhibit 21.01

Subsidiaries

Williams Controls Industries, Inc.
Aptek Williams, Inc.
Premier Plastic Technologies, Inc.
ProActive Acquisition Corporation
WMCO-Geo, Inc.
NESC Williams, Inc.
Williams Technologies, Inc.
Williams World Trade, Inc.
Techwood Williams, Inc.
Agrotec Williams, Inc. (“Agrotec”)
Williams (Suzhou) Controls Co. Ltd.
Williams Controls Europe GmbH
Hardee Williams, Inc. (80% Owned)
Waccamaw Wheel Williams, Inc. (80% Owned)